Exhibit 99.1

DRI Corporation Announces Mobitec® Order in the U.K.

Order Valued at Approximately $800,000 USD

DALLAS--(BUSINESS WIRE)--February 9, 2011--DRI Corporation (NASDAQ: TBUS), a digital communications technology leader in the global surface transportation and transit security markets, announced today that the Company’s Mobitec AB (the “Mobitec Group”) subsidiary in Herrljunga, Sweden, has received an order for Mobitec® electronic information display systems in service to a major transit operator based in the U.K. The order is valued at approximately $800,000 USD.

David L. Turney, the Company’s Chairman of the Board and Chief Executive Officer, said: “To help meet our customers’ needs, we strive to deliver a full range of products within each of our primary brands’ product lines. As part of this particular order, we are delivering our Mobitec® Smartblind. It is a technologically advanced version of a ‘curtain’ or ‘roller blind’ sign. We, together with our partners, provide not only the product’s technologically advanced mechanism, but the actual curtain as well.”

Oliver Wels, the Company’s President and Chief Operating Officer, Global Operations, said: “Our Mobitec® Smartblind products provide destination and route information in a very stylish way. With our recent product redesign to further enhance the lighting method, the product has become popular in the U.K. market. Other products ordered by the U.K. transit operator include Mobitec® MobiLED and Mobitec® MobiLED Colour electronic information display systems and Mobitec® ICU 600 control units. We anticipate that delivery will commence in first quarter 2011 and conclude in second quarter 2011.”

The Mobitec® equipment will be installed in the U.K. transit operator’s bus fleet, which provided transit services for more than 107 million passengers in 2009.

ABOUT MOBITEC

The Mobitec Group, established in 1987 and acquired by DRI Corporation in 2001, is a premier supplier of electronic information display systems in more than 50 countries around the world. Products include: Mobitec® MobiLED, Mobitec® MobiLED Colour, Mobitec® Smartblind, and Mobitec® MobiSTOP electronic information display systems; Mobitec® NSI Next Stop Indicator; Mobitec® MobiQuickCard™; Mobitec® MobiVOICE voice announcement system; Mobitec® ICU 400 and ICU 600 control units; and Mobitec® MobiInfoEdit software. The Mobitec Group is based in Herrljunga, Sweden. It presently operates business units in Australia, Brazil, Germany and Singapore, as well as a joint venture in India. For more information about the Mobitec Group, visit www.mobitec.eu.

ABOUT THE COMPANY

DRI Corporation is a digital communications technology leader in the global surface transportation and transit security markets. We manufacture, sell and service Mobitec® and TwinVision® electronic information display systems and Digital Recorders® engineered systems. These proprietary systems and other related products and services help increase the mobility, flow, safety and security of public transportation agencies and their passengers. From our inception in 1983 through our fiscal year-end on Dec. 31, 2009, we’ve grown our product installations to include public transit fleets in more than 50 countries, our annual sales revenues to $82.3 million, and our global workforce to 244 people. We presently have operations and/or sales offices in Australia, Brazil, Germany, Singapore, Sweden and the United States, a joint venture in India, and corporate administrative offices in Dallas, Texas. We also are expanding into Russia. The next time you see a bus, think of us.SM For more information, visit www.digrec.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements regarding the popularity of the Mobitec® Smartblind; the anticipated product delivery and installation timeframe; as well as any statement, express or implied, concerning future events or expectations or which use words such as “expect,” “fully expect,” “expected,” “appears,” “believe,” “plan,” “anticipate,” “would,” “goal,” “potential,” “potentially,” “range,” “pursuit,” “run rate,” “stronger,” “preliminarily,” “forecast,” “opinion,” etc., is a forward-looking statement. These forward-looking statements are subject to risks and uncertainties, including the risks and uncertainties that the popularity of the Mobitec® Smartblind may fade; the anticipated product delivery and installation timeframe may change; as well as other risks and uncertainties set forth in the Company’s Annual Report on Form 10-K filed April 15, 2010, and quarterly reports on Form 10-Q filed May 14, 2010, Aug. 11, 2010 and Nov. 15, 2010, particularly those identified in Risk Factors Affecting Our Business. There can be no assurance that any expectation, express or implied, in a forward-looking statement will prove correct or that the contemplated event or result will occur as anticipated.

CONTACT:
DRI Corporation
Veronica B. Marks
Vice President, Corporate Communications and Administration
Phone: (214) 378-4776
Fax: (214) 378-8437
E-Mail: ir@digrec.com